                                EXHIBIT 3.108.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                                 PAX NET, INC.


     The undersigned, for the purpose of organizing a corporation, under the provisions and subject to the requirements of the Delaware General Corporation Law, hereby certifies that:


     FIRST: The name of the corporation (hereinafter called the "Corporation") is

                                 PAX NET, INC.


     SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Service Company.


     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.


     FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of common stock with a par value of $.01 per share.


     FIFTH: The name and the mailing address of the incorporator are as follows:


      NAME                    MAILING ADDRESS
      ----                    ---------------
      Bernard A. Barton, Jr.  400 N. Ashley Drive
                              Tampa, FL 33602



     SIXTH: The power of the incorporator shall terminate upon the filing of this certificate of incorporation. The name and mailing address of the person who shall serve as director of the Corporation until the first annual meeting of stockholders is as follows:


      NAME                    MAILING ADDRESS
      ----                    ---------------
      Lowell W. Paxson        601 Clearwater Park Road
                              West Palm Beach, FL 33401


The number of directors may be increased or decreased from time to time as provided in the bylaws.

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     SEVEN:  No director, officer, or agent of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as either a director, an officer, or an agent, except for liability (i) for any breach of duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director, officer, or agent derived any improper personal benefit. If the Delaware General Corporation Law is amended after the adoption of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, officers, or agents, then the liabilities shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director, an officer, or an agent of the Corporation surviving at the time of such repeal or modification.

     EIGHTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article.

Signed on September  18 , 1997.

                                            /s/ Bernard A. Barton
                                            -------------------------------
                                            Bernard A. Barton, Incorporator

27823-175;TPA3-468972





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